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                                                                      EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-99141) of Quaker Fabric Corporation of our report dated March 16, 2005 relating to the consolidated financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which is included in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 16, 2005 relating to the financial statement schedule, which also appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 16, 2005